 Exhibit 99.d4

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this 30th day of September, 2016 by and between Context Capital Funds, a Delaware statutory trust (the “Trust”), and Context Advisers III, LLC, a Delaware limited liability company (the “Adviser”).

1.          Appointment. The Trust hereby appoints the Adviser to act as investment adviser to its separate investment portfolios, listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Fund” and collectively, the “Funds”), for the period and on the terms set forth in this Agreement subject to the direction of the Board of Trustees of the Fund (the “Board”). In rendering services under this Agreement, the Adviser may employ or associate itself with such person or persons as it believes necessary or desirable to assist it in carrying out its obligations under this Agreement, and may contract with such other parties as the Adviser deems appropriate to obtain investment advisory services with respect to a Fund, subject to the requirements of this Agreement. The Adviser may appoint or recommend that the Fund appoint Managers (as defined herein) subject to such approvals as are required under applicable law, regulation or order of the Securities and Exchange Commission (“SEC”). Subject to the general supervision of the Board, the Adviser shall provide investment management services with respect to the Fund as provided in Section 2 or Section 3 below, subject to compensation from the Fund pursuant to Section 4 below.

2.          Services of the Adviser - Appointment of Managers. With respect to Funds for which the Adviser and/or the Board appoints a Manager, the Adviser shall:

(a)        analyze, select, and recommend for consideration and approval by the Board, investment advisory firms (however organized) to provide investment advice, guidance and management of investments with respect to one or more Funds and to determine the composition of each such Funds’ portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, and the voting of proxies with respect thereto, such investment advisory firms to provide such services in accordance with the Funds’ investment objective or objectives and policies as stated in the Trust’s current registration statement under the Securities Act of 1933 and the 1940 Act (“Registration Statement”) (any such firms approved by the Board and engaged by the Trust and/or the Adviser are referred to herein as “Managers”); provided, however, that general regulatory compliance monitoring services, including with respect to compliance with all applicable federal, state or foreign law or regulation and with the Funds’ investment objectives and policies as stated in the Trust’s current Registration Statement, and administrative and support services, shall be provided to or procured for the Trust by the Adviser or other service provider under other agreements;

(b)        monitor and evaluate the performance of the Managers under their respective portfolio management agreements (“Manager Agreements”) in comparison to peer and benchmark performance in light of the investment objectives and policies of the Fund, and render to the Board such periodic and special reports related to such performance monitoring and evaluation as the Board may reasonably request;

(c)        if appropriate, analyze and recommend for consideration by the Board termination of a Manager Agreement with respect to one or more of the Fund and the replacement of such Managers with new Managers in accordance with paragraph 2(a) above; and

(d)        make available to the Board officers and employees of the Adviser who are responsible for selecting and evaluating Managers (“Evaluation Personnel”) for consultation and discussions regarding the investment management services provided to the Funds under this Agreement; provided, however, that the Adviser or other service provider may be separately compensated under other agreements for the services of accounting, legal and administrative personnel who provide support to the Evaluation Personnel, as may be agreed to from time to time.

3.          Services of the Adviser - Direct Investment Management. In the event the Adviser determines to render investment management services directly to a Fund, then with respect to any such Fund, the Adviser, subject to the supervision of the Board, will provide a continuous investment program for the Fund’s portfolio and determine the composition of the assets of the Fund’s portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in the portfolio, and the voting of proxies with respect thereto, and what portion of the assets of the Fund should be held in the various securities and other investments in which it may invest, and the Adviser is hereby authorized to execute and perform such services on behalf of the Fund. The Adviser will provide the services under this Agreement in accordance with the Fund’s investment objective or objectives, policies, and restrictions as stated in the Registration Statement. Furthermore:

(a)        The Adviser will manage the Funds so that each will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code and will comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code. In managing the Funds in accordance with these requirements, the Adviser shall be entitled to receive and act upon advice of counsel to the Trust or counsel to the Adviser.

(b)        The Adviser will conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Board, and the provisions of the Registration Statement, as supplemented or amended.

(c)        On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as any other investment advisory clients, the Adviser may, to the extent permitted by applicable laws and regulations and any applicable procedures adopted by the Board, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in a manner that is fair and equitable in the judgment of the Adviser in the exercise of its fiduciary obligations to the Fund and to such other clients.

(d)        The Adviser will make available to the Trust, promptly upon request, any of the Funds’ or the Advisers’ investment records and ledgers as are necessary to assist the Trust in complying with requirements of the 1940 Act, as well as other applicable laws. The Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

(e)        The Adviser will regularly report to the Board on the investment program for the Fund, and will furnish the Board with respect to the Fund such periodic and special reports related to the investment program as the Trustees may reasonably request.

(f)         In connection with its responsibilities under this Section 3, the Adviser is responsible for decisions to buy and sell securities and other investments for the Fund, broker-dealer selection, and negotiation of brokerage commission rates. The Adviser’s primary consideration in effecting a security transaction will be to obtain the best execution for the Fund, taking into account the factors specified in the Registration Statement, or other factors that may be specified by the Board. The price to a Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Adviser in the exercise of its fiduciary obligations to the Trust, by other aspects of the portfolio execution services offered. Subject to such policies as the Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) or other applicable law, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards and in accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and Section 17(e) of the 1940 Act and Rule 17e-l thereunder, the Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to the Adviser if it is registered as a broker-dealer with the SEC, to an affiliated broker-dealer, or to such brokers and dealers who also provide research or statistical material or other services to the Fund, the Adviser or an affiliate of the Adviser. Such allocation shall be in such amounts and proportions as the Adviser shall determine consistent with the above standards, and the Adviser will report on said allocation regularly to the Board if and as required under applicable law or regulation, indicating the broker-dealers to which such allocations have been made and the basis therefor.

4.          Compensation of the Adviser.

(a)        For the services to be rendered by the Adviser as provided in Sections 2 and 3 of this Agreement, a Fund shall pay to the Adviser a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the prospectus for determining net asset value per share) of the net assets of the Fund, during the preceding month, at the annual rates provided for in Exhibit A, as such Exhibit A may be amended from time to time. For purposes of calculating the monthly fees, the value of the Fund’s net assets shall be computed in the manner specified in the prospectus for the computation of net asset value. For purposes of this Agreement, a “business day” is any day a Fund is open for business or as otherwise provided in the Fund’s prospectus.

(b)        If the fees payable to the Adviser pursuant to this Section 3 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs.

(c)        In addition to the Management Fee, each Fund shall be responsible for its investment-related expenses and all other expenses assumed by the Fund in accordance with the terms of the Trust’s Declaration of Trust (the “Trust Agreement”) (except to the extent any such expenses are otherwise waived or assumed by the Adviser).

(d)        Notwithstanding the foregoing, the Trust may enter into a separate agreement, which shall be controlling over this Agreement, pursuant to which some or all of the foregoing expenses of this Section 4 shall be the responsibility of the other party or parties to that agreement.

5.          Other Services. The Adviser will provide to each Fund, or will arrange at its expense to be provided to the Fund, such management and administrative services as may be agreed upon from time to time by the Adviser and the Fund. These services initially will include, among other things, providing to the Funds office facilities, equipment, personnel and other services.

6.          Records. The Adviser agrees to maintain and to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by the Adviser with respect to the securities transactions of a Fund for which the Adviser provides direct investment management services pursuant to Section 3 hereof. The Adviser further agrees that all records of the Funds are the property of the Trust and, to the extent held by the Adviser, it will promptly surrender any of such records upon request

7.          Reports. The Funds and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to the shareholders of the Funds (collectively, “Shareholders” and each a “Shareholder”), certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

8.          Status of Adviser. The services of the Adviser to the Funds are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

9.          Liability of Adviser. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940, as amended (the “1940 Act”)), the Adviser shall not be subject to any liability whatsoever to the Funds, or to any Shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Funds. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Adviser nor its stockholders, officers, trustees, directors, employees, or agents shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission by a Manager or any of the Manager’s stockholders or partners, officers, trustees, directors, employees, or agents connected with or arising out of any services rendered under a Manager Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Adviser’s duties under this Agreement, or by reason of reckless disregard of the Adviser’s obligations and duties under this Agreement.

10.        Indemnification. (a) To the fullest extent permitted by law, the Funds shall, subject to Section 10(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, shareholder, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Adviser, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Funds, or the past or present performance of services to the Funds in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 10 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 10.

(b)        Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Funds in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Funds amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 10(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Trust is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the trustees (each, a “Trustee,” and collectively, the “Trustees”) of the Trust who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust (“Independent Trustees”) (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c)        As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Funds or their Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, indemnification shall be provided in accordance with Section 10(a) of this Agreement if (i) approved as in the best interests of the Funds by a majority of the Independent Trustees (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Funds and that the indemnitee is not liable to the Funds or their Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office or (ii) the Trustees secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Funds or their Shareholders to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

(d)        Any indemnification or advancement of expenses made in accordance with this Section 10 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Funds or their Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 10 it shall be a defense that, and in any suit in the name of the Funds to recover any indemnification or advancement of expenses made in accordance with this Section 10 the Funds shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 10. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 10, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 10 shall be on the Funds (or on any Shareholder acting derivatively or otherwise on behalf of the Funds or their Shareholders).

(e)        An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 10 or to which he, she or it may otherwise be entitled except out of the assets of the Funds, and no Shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)         The rights of indemnification provided in this Section 10 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 10 shall affect the power of the Funds to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

11.        Duration and Termination. This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Funds; provided, however, that if the Shareholders of the Funds fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules thereunder. This Agreement may be terminated by the Funds at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust on 60 days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days’ written notice to the Funds. This Agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such successor which does not result in a change of actual control of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement.

12.        Definitions. As used in this Agreement, the terms “assignment,” “interested person,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

13.        Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Funds must be approved (a) by vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Funds.

14.        Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15.        Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Delaware; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

16.        Notices. Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

17.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

18.        Trust Obligations. The parties to this Agreement agree that the obligations of the Funds under this Agreement shall not be binding upon any of the Trustees, Shareholders, officers, employees or agents, whether past, present or future, of the Funds, individually, but are binding only upon the assets and property of the Funds.

19.        Brand Usage. The Adviser conducts its investment advisory business under, and it or its affiliates own all rights to, “Context Advisers III, LLC” and “Context Advisers” and any related designs or logos (collectively, the “Brand”). In connection with the Funds’ (a) public filings; (b) requests for information from state and federal regulators; (c) offering materials and advertising materials; and (d) press releases, the Funds may state in such materials that investment advisory services are being provided by the Adviser to the Funds under the terms of this Agreement. The Adviser hereby grants a non-exclusive, non-transferable, and non-sublicensable license to the Funds for the use of the Brand solely as permitted in the foregoing sentence. Prior to using the Brand in any manner, the Funds shall submit all proposed uses to the Adviser for prior written approval. The Adviser reserves the right to terminate this license immediately upon written notice for any reason, including if the usage is not in compliance with the standards and policies. Notwithstanding the foregoing, the term of the license granted under this Section shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement or the investment advisory relationship between the Adviser and the Funds. The Funds agree that the Adviser is the sole owner of the Brand, and any and all goodwill in the Brand arising from the Funds’ use shall inure solely to the benefit of the Adviser. Without limiting the foregoing, this license shall have no effect on the Funds’ ownership rights of the works within which the Brand shall be used.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

CONTEXT ADVISERS III, LLC		CONTEXT CAPITAL FUNDS

By:		By:
	Name:		Name:
	Title:		Title:

INVESTMENT ADVISORY AGREEMENT

Exhibit A

Context Capital Funds

Fund	Fee
Context Strategic Global Equity Fund	1.59%